Exhibit 10.20
THIRD AMENDMENT
TO
AMENDED AND RESTATED PRIVATE LABEL
CREDIT CARD PROGRAM AGREEMENT

This Third Amendment to Amended and Restated Private Label Credit Card Program Agreement ("Third Amendment") is entered into as of May 18, 2007 (the "Effective Date") by and among Stage Stores, Inc., a Nevada corporation ("Stage Stores"), and Specialty Retailers (TX) LP, a Texas limited partnership ("Specialty Retailers"), with their principal offices at 10201 Main Street, Houston, Texas 77025 and hereinafter collectively referred to as "Stage", and World Financial Network National Bank, a national banking association with its principal offices at 800 Tech Center Drive, Gahanna, Ohio 43230 ("Bank"). Stage Stores, Specialty Retailers and Bank are collectively referred to in this Third Amendment as the "Parties".

R E C I T A L S :

WHEREAS, Stage and Bank entered into an Amended and Restated Private Label Credit Card Program Agreement dated as of March 5, 2004, as amended by that Student Program Addendum effective June 1, 2004, that Amendment to Private Label Credit Card Program Agreement dated December 21, 2005, that No Credit File Program Addendum dated March 10, 2006 and that Second Amendment to Amended and Restated Private Label Credit Card Program Agreement dated May 24, 2006 (collectively, the "Agreement") pursuant to which Bank issues private label credit cards, which allows Customers of Stage to purchase goods and/or services from Stage; and

WHEREAS, Bank and Stage now desire to amend the Agreement to include a “Total Applicants File” and to revise certain provisions of the Service Standards.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.
Definitions; References. Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2.	Section 2.8 Ownership of Accounts and Mailing Lists. Section 2.8 (b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b)   To the extent such information is available to Bank and subject to Applicable Law, Bank shall provide to Stage (i) weekly one (1) master file extract in FTP form containing the information set forth on Schedule 2.8 (a) to this Agreement, (ii) weekly one (1) Total Applicants File in FTP form containing the information as set forth on Schedule 2.8 (b) to this Agreement, and (iii) any other information reasonably agreed to by Stage and Bank. Bank will maintain a Cardholder database ("Database") comprised of information necessary to support private label credit marketing programs and analysis related thereto, such as purchase tracking and credit program promotional response, segmentation, selection and list generation for cardholder statement messaging, incentives, insertions and credit-related direct mail, new Cardholder messaging via welcome kits, card reissue programs, and zero balance statements. Bank will provide to Stage various Database elements as mutually agreed and one general data refresh per week of added, changed, or deleted Database elements made available to Bank after the prior weekly refresh. Bank shall also provide Stage's Stores with the ability to look up, through Stage's Stores point of sale or other equipment, an Account number by Cardholder telephone number, as permitted by and in accordance with Bank's security policies and Applicable Law. Stage and Stage's Stores may use the Account and Cardholder Information provided by Bank solely in connection with maintaining and administering the Accounts and for the purpose of marketing the Goods and/or Services to the Cardholders, as permitted by and in accordance with Applicable Law. Stage shall keep Cardholder Information confidential and shall not sell, lease, transfer or disclose Cardholder Information to any third party without the disclosing party's prior written consent.

3.	Schedule 2.1 (b) - Service Standards. Schedule 2.1 (b) of the Agreement is deleted in its entirety and replaced with a new Schedule 2.1 (b) attached hereto and made a part of the Agreement.

4.	Schedule 2.8 - Weekly Master File Information. Schedule 2.8 of the Agreement is renumbered as Schedule 2.8 (a).

5.	Schedule 2.8 (b) - Total Applicants File Information. The Agreement is hereby amended to include a new Schedule 2.8 (b) attached hereto and made a part of the Agreement.

6.	Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

7.
Counterparts; Effectiveness. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument. The provisions included in this Third Amendment shall be effective as of the Effective Date set forth in the first paragraph of this Third Amendment.

8.	Entire Agreement. As hereby amended and supplemented, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be executed by their duly authorized officers as of the Effective Date.

WORLD FINANCIAL NETWORK		STAGE STORES, INC.
NATIONAL BANK

By:	/s/ Daniel T. Groomes	By:	/s/ Richard E. Stasyszen

Name:	Daniel T. Groomes	Name:	Richard E. Stasyszen

Title:	President	Title:	Sr. Vice President - Finance & Controller

SPECIALTY RETAILERS (TX) LP, a Texas limited partnership

		By:	SRI General Partner LLC, a Nevada limited liability company, its General Partner

		By:	/s/ Richard E. Stasyszen
		Name:	Richard E. Stasyszen
		Title:	Manager

Schedule 2.1(b)

Service Standards

Service Standards	Service Standards Performance Criteria	Historical Stage Service Performance Criteria

Telephone Service Standards:

1. Average Speed of Answer for New Accounts, Authorizations, Customer Service	85% of calls answered within 25 seconds	82% of calls answered within 25 seconds
2. Abandon Rate for New Accounts, Authorizations, Customer Service	4.0% or less	4.2% or less
New Account & Purchase Authorization Service Standards:

3. Quick Credit and Remote Entry Credit	99% processed within 1 minute	98.0% processed within 1 minute

4. (a) Processing mail-in applications (excluding Mexico) including prescreens (measured from date of receipt by Bank)	4 Business Days or less (recognizing that Bank may continue to make verification attempts on the 4th Business Day)	2 Business Days or less
4. (b) Processing mail-in applications (Mexico only) including prescreens (measured from date of receipt by Bank)	10 Business Days or Less (recognizing that Bank may continue to make verification attempts on the 10th Business Day)
5. Systemic Purchase Authorizations	99% processed within 45 seconds	98.0% processed within 45 seconds
Customer Service Standards:

6. Response to written Cardholder inquiries	90% within 8 Business Days	90% within 8 Business Days

	100% within 30 Calendar Days	100% within 30 Calendar Days
Master File Extract Service Standard:

7. Master File Extract Delivery	Will be created based on records available at the end of processing day on Friday and transmission will be initiated prior to 6:00 am CST on each Sunday

8. Total Applicants File Delivery
Will be created based on records available at the end of the processing day on Saturday and transmission will be initiated prior to 11:59 pm CST on each Monday; except in the event that Monday is a bank observed holiday, which will result in Tuesday delivery

Assumptions:

•	All Service Standards Performance Criteria (except Master File Extract Delivery) are expressed as simple monthly averages and are measured on a monthly calendar basis.

•	Telephone Service Standards Performance Criteria are reported and tracked based on the department averages.

•
Service Standards Performance Criteria for New Account and Purchase Authorization Service Standards means those Applicants/Cardholders, which Bank has approved or declined. Applicant/Cardholders that Bank is manually reviewing under special circumstances such as a suspected fraudulent application/transaction or that require a second electronic resource such as MetroMail or a second credit bureau shall not be included in the measurement of the Service Standards Performance Criteria. Systemic processing items shall be measured from time of receipt by Bank’s host to time of delivery by Bank’s host, excluding any time processed by third party services such as credit bureaus.

•	Systemic purchase authorizations shall only include authorization records containing 125 bytes or less of data.

Customer Service:

Bank’s customer service agents for cardholder calls will be available by toll free phone lines provided at Bank’s expense, during Stage’s Stores operating hours (including, but not limited to, seasonal and holiday hours) through thirty (30) minutes after their closing. Stage will provide Bank with at least fourteen (14) days’ prior written notice of all Stage’s Stores operating hours and all changes thereto (permanent and temporary special events). Bank shall have available both English and Spanish speaking customer service agents.

Bank will monitor the call quality of its customer service agents on a quarterly basis. Bank will not utilize any non-U.S. based call center facilities for servicing the Plan without Stage’s prior written consent.

Bank will provide Stage’s Store personnel with access through toll free phone lines provided at Bank’s expense to live customer service agents during Stage’s Store normal operating hours (including, but not limited to, seasonal and holiday hours) and for a period of thirty (30) minutes thereafter.

Schedule 2.8 (b)
Weekly Total Applicants File Information

Customer Name
Customer’s Street Address
Customer’s City
Customer’s State
Customer’s Zip Code
Customer’s Home Phone Number
Division Number
Store Where Application Filed